Filed pursuant to Rule 424 (b) (3)
                                            Registration Statement No. 333-38718

Supplement, Dated September 14, 2000, to Prospectus, Dated June 7, 2000
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In August, RELM Wireless Corporation retained the investment banking firm of
Janney Montgomery Scott LLC ("Janney") as financial advisor to assist RELM in reviewing and evaluating strategic alternatives aimed at preserving and enhancing shareholder value. These strategic alternatives may include, among others, the sale of RELM or its assets, a recapitalization of RELM or the partnering by RELM with other businesses. In its role as financial advisor to RELM, Janney will also explore additional financing alternatives and other sources of working capital.